EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACTS:	Edward M. Jamison, President	702.878.0700
	Chief Executive Officer & Chairman of the Board

	Patrick Hartman	702.878.0700
	Executive Vice President, Chief Financial Officer

COMMUNITY BANCORP HIRES NEW CHIEF FINANCIAL OFFICER

LAS VEGAS, Nev. – February 22, 2007 – Community Bancorp (NASDAQ: CBON) Chairman, President and Chief Executive Officer, Edward M. Jamison, announced today that Patrick Hartman has been appointed Executive Vice President and Chief Financial Officer of Community Bancorp, effective immediately.

“We are very pleased that Patrick has joined the Community Bancorp team. He brings a skill set and experience that will be very important in the execution of our strategic plan. His experience with larger public companies and banks, as well as his years of public accounting experience, will provide a new view of our financials and broaden our contact with the investing public. Along with Patrick and other key officers and employees, we are building a team of experienced banking professionals that will serve us well as we grow and expand in our defined markets,” said Mr. Jamison.

“Cathy Robinson has been serving as the company’s Chief Financial Officer and will continue as Executive Vice President and Chief Financial Officer for the Community Bank of Nevada. Cathy has been with us since inception and is a talented and dedicated officer. We look forward to her continued contribution of her experience, insights and assistance in the future. Cathy has been and will continue to be a valued Executive Officer and has been instrumental in our development and success. I appreciate all she has accomplished for us and will in the future,” said Mr. Jamison.

Mr. Hartman, 58, brings more than 35 years of experience in the accounting and finance profession, primarily serving as chief financial officer for community banks in the greater Los Angeles area. From 1992 through 1997, Mr. Hartman served as the chief financial officer for Community Bank, CENFED Bank, and CU Bancorp/California United Bank, all located in the greater Los Angeles area. In 1997, he founded the Alpha Consulting Group, which provided project management services and network support to companies challenged by increased technology requirements. Most recently, he was the chief financial officer for Center Financial Corporation/Center Bank since March 2005. In addition, he worked for Peat Marwick in Chicago, Illinois. He also taught a variety of graduate and undergraduate accounting and finance classes at the University of Redlands in California. Mr. Hartman earned his Bachelor of Business Administration from the University of Wisconsin, Whitewater and Master of Business Administration from Northern Illinois University. Mr. Hartman is a certified public accountant.

In addition, Community Bancorp has announced the appointment of Jeff Chase as Senior Vice President and Chief Accounting Officer. Mr. Chase, 48, also comes to us from Center Financial Corporation/Center Bank, where he has worked since 2006. From 1982 through 1997 and again from 2001 through 2003, Mr. Chase worked for public accounting firms in a variety of industries. Mr. Chase earned his Bachelor of Business Administration from the Abilene Christian University.

About Community Bancorp

Community Bancorp is a two-bank holding company headquartered in Las Vegas, Nevada. Through Community Bank of Nevada’s current 13 full service banking offices in Nevada, two loan production offices located in Phoenix and San Diego, and Community Bank of Arizona’s single branch, we provide commercial banking services, including real estate, construction and commercial loans and SBA loans, to small- and medium-sized businesses.

For more information about Community Bancorp, visit our website at www.communitybanknv.com.

Forward-Looking Statements

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, the successful integration of Mr. Hartman into Community Bancorp, our ability to implement our strategic plan successfully, loan production, balance sheet management, the economic condition of the Las Vegas and Phoenix metropolitan markets, net interest margin, loan quality, the ability to control costs and expenses, interest rate changes and financial policies of the United States government, and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings.

When used in this release, the words or phrases such as “will likely result in,” “management expects that,” “will continue,” “is anticipated,” “estimate,” “projected,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. Community Bancorp undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Community Bancorp under PSLRA’s safe harbor provisions.